Exhibit 99.1

NB&T Financial Reports Earnings for Third Quarter 2013

October 15, 2013

NB&T Financial Group, Inc. (Nasdaq: NBTF), parent company of The National Bank and Trust Company (“NB&T”), Wilmington, Ohio, announced net income for the third quarter of 2013 of $1.1 million, or $.31 per share, compared to net income of $1.3 million, or $.37 per share, for the third quarter of 2012. Non-interest income was higher in the third quarter of 2012 due to three items: 1) gains of approximately $1 million realized on the sale of securities; 2) termination of the Bank’s single-family FDIC loss share guarantee for approximately $405,000, and 3) realization of non-taxable income of approximately $359,000 on a bank-owned life insurance death benefit in excess of surrender value. These items were partially offset by a $1.5 million higher loan loss provision in the third quarter last year, compared to the same quarter this year. In addition, net income is down due to continued margin compression, partially offset by lower non-interest expenses. Net income for the first nine months of 2013 was $3.2 million, or $.94 per share, compared to $2.8 million, or $.81 per share, for the same period in 2012.

Comparing the first nine months of 2013 to 2012, President & CEO, John Limbert, commented, “The net interest margin in this rate environment continues to be a challenge. Fortunately, we have been able to reduce non-interest expenses to offset most of the margin decrease. Additionally, our asset quality measures are improved and contributed to a lower loan loss provision through the first nine months of 2013, compared to the same period last year.”

Net interest income was $5.1 million for the third quarter of 2013, compared to $5.4 million for the third quarter of 2012. Net interest margin decreased to 3.33% for the third quarter of 2013, compared to 3.42% for the same quarter last year. The net interest margin decreased primarily due to continued repricing of new and variable-rate assets to lower rates. Net interest income for the first nine months of 2013 was $15.6 million, compared to $16.4 million for the first nine months of 2012.

The provision for loan losses for the third quarter of 2013 was $400,000, compared to $2.0 million in the same quarter last year. Net charge-offs were $319,000 in the third quarter of 2013, compared to $346,000 in the third quarter of 2012. Year to date net charge-offs for 2013 were $716,000, compared to $2.1 million for the first nine months of 2012. The provision for loan losses for the nine months ended September 30, 2013 was increased to add specific loan reserves of approximately $1.2 million for one commercial loan, bringing the total specific reserve on this loan to $2.0 million. Non-performing loans were $8.3 million at September 30, 2013, compared to $12.4 million at September 30, 2012.

Total non-interest income was $2.1 million for the third quarter of 2013, compared to $4.0 million for the third quarter of 2012. The decrease is primarily due to the realization of approximately $1.0 million in securities sale gains in the third quarter last year. No securities were sold in the third quarter of 2013. In addition, the Company realized non-recurring income of $764,000 in the third quarter of 2012 related to the termination of the single-family FDIC loss share guarantee and the bank-owned life insurance death benefit. Non-interest income for the first nine months of 2013 was $7.4 million, compared to $8.4 million for the same period last year.

Total non-interest expense was $5.5 million for the third quarter of 2013, compared to $5.9 million for the third quarter of 2012. The decline in expense is due to continued focus on expense reduction primarily in the areas of personnel and processing efficiency. In addition, net costs associated with the operation of other real estate have declined approximately 74%, or $176,000, compared to the same quarter last year due to a decline in other real estate owned balances from $2.2 million at September 30, 2012 to $1.4 million at September 30, 2013.

On September 17, 2013, the Board of Directors declared a dividend of $0.30 per share, payable October 21, 2013 to shareholders of record on September 30, 2013.

SELECTED CONSOLIDATED FINANCIAL HIGHLIGHTS

(in thousands, except per share data)

(Unaudited)

	Three Months Ending					Nine Months Ending
	9/30/2013	6/30/2013	3/31/2013	12/31/2012	9/30/2012	9/30/2013	9/30/2012
Statements of Income
Interest income	$5,510	$5,586	$5,896	$6,277	$6,197	$16,992	$19,002
Interest expense	438	473	519	560	749	1,430	2,609

Net interest income	5,072	5,113	5,377	5,717	5,448	15,562	16,393
Provision for loan losses	400	1,300	140	682	1,973	1,840	3,605
Other non-interest income	2,147	2,450	1,986	2,133	2,977	6,583	7,269
Other-than-temporary impairment charge	—	—	—	—	—	—	(35)
Net gains (losses) on sales of securities	—	817	(36)	—	1,013	781	1,174

Total non-interest income	2,147	3,267	1,950	2,133	3,990	7,364	8,408
Total non-interest expenses	5,523	5,605	5,886	5,745	5,934	17,014	17,749

Income before income taxes	1,296	1,475	1,301	1,423	1,531	4,072	3,447
Income taxes	228	336	282	336	257	846	657

Net income	$1,068	$1,139	$1,019	$1,087	$1,274	$3,226	$2,790

Per Share Data
Basic earnings per share	$0.31	$0.33	$0.30	$0.32	$0.37	$0.94	$0.81
Diluted earnings per share	0.31	0.33	0.30	0.32	0.37	0.94	0.81
Dividends per share	0.30	0.30	0.30	0.30	0.30	0.90	0.90
Book value at quarter end	19.89	19.83	20.58	20.70	20.79	19.83	20.79
Average basic shares outstanding	3,416	3,415	3,420	3,422	3,424	3,417	3,424
Average diluted shares outstanding	3,438	3,426	3,427	3,426	3,432	3,429	3,432
Balance Sheet Items (Quarter End)
Total assets	$645,410	$659,827	$673,729	$651,075	$669,838	$645,410	$669,838
Securities	138,818	134,154	144,156	133,020	137,998	138,818	137,998
Loans, including loans held for sale	404,545	410,202	407,818	402,184	400,036	404,545	400,036
Allowance for loan losses	5,884	5,803	4,670	4,760	6,135	5,884	6,135
Deposits	558,075	572,926	577,349	559,568	576,348	558,075	576,348
Borrowings	14,310	14,310	15,310	15,310	15,310	14,310	15,310
Total shareholders’ equity	68,127	67,682	70,290	70,820	71,153	68,127	71,153
Assets Under Management
Total assets	$645,410	$659,827	$673,729	$651,075	$669,838	$645,410	$669,838
Cash management sweep accounts	44,852	38,019	40,799	28,471	37,477	44,852	37,477
Market value of trust assets	246,043	237,884	238,532	216,914	215,743	246,043	215,743
Market value of brokerage assets	78,757	76,668	77,707	73,178	71,417	78,757	71,417
Loans serviced for others	43,024	42,496	43,626	47,735	48,984	43,024	48,984

Total assets under management	$1,058,086	$1,054,894	$1,074,393	$1,017,373	$1,043,459	$1,058,086	$1,043,459

Selected Financial Ratios
Return on average assets (annualized)	0.65%	0.69%	0.61%	0.65%	0.74%	0.65%	0.54%
Return on average equity (annualized)	6.22	6.48	5.81	6.06	7.10	6.17	5.24
Dividend payout ratio	96.77	90.91	100.00	93.75	81.08	95.74	111.11
Net interest margin	3.33	3.34	3.50	3.67	3.42	3.39	3.42
Non-interest expense to total revenue	76.51	66.89	80.33	73.18	62.87	74.21	71.57
Average loans to average total assets	62.32	61.10	59.42	59.82	57.80	60.97	56.99
Asset Quality
Nonaccrual loans	$8,273	$9,006	$9,097	$9,815	$12,179	$8,273	$12,179
Accruing and 90 or more days past due	30	73	1,285	778	247	30	247

Total nonperforming loans	$8,303	$9,079	$10,382	$10,593	$12,426	$8,303	$12,426

Other real estate owned	1,426	1,894	1,868	1,327	2,196	1,426	2,196
Net charge-offs	319	167	230	2,057	346	716	2,138
Non-performing loans to total loans	2.05%	2.21%	2.55%	2.63%	3.11%	2.05%	3.11%
Loan loss allowance to total loans	1.46	1.42	1.15	1.18	1.53	1.46	1.53
Loan loss allowance to non-performing loans	70.87	63.92	44.98	44.94	49.37	70.87	49.37
Accruing loans 30+ days past due to total loans	0.25	0.57	0.59	0.46	0.64	0.25	0.64
Net charge-offs to average loans	0.31	0.16	0.23	2.04	0.35	0.24	0.72
Capital
Average equity to average total assets	10.43%	10.60%	10.54%	10.64%	10.38%	10.43%	10.38%
Tier 1 leverage ratio**	11.50	11.23	11.20	11.27	10.97	11.50	10.97
Total risk-based capital ratio**	19.45	18.98	19.08	19.51	19.51	19.45	19.51

**	Estimated for current quarter end